EXHIBIT 99.2

WINSTON-SALEM JOURNAL
Copyright (c) 2005, Winston-Salem Journal
DATE: Friday, November 25, 2005
EDITION: METRO
SECTION: B
PAGE: 1
SOURCE: By Brian Louis
JOURNAL REPORTER

KRISPY KREME READIES REPORT
DEC. 15 IS DEADLINE FOR NEW FINANCIAL STATEMENT

Stephen Cooper, the interim chief executive of Krispy Kreme Doughnuts Inc., said that the company could deliver long-awaited audited financial statements to its lenders by a Dec. 15 deadline.

"I'm hopeful we're going to make it," he said in a rare interview this week.

But Cooper cautioned that the company would issue the restatements only "when we're all convinced that they're accurate and we're not going to have any further issues once they come out."

Investors, analysts and critics of the company have expressed irritation at the lack of available financial data and the length of time it has taken for Krispy Kreme to restate its finances because of accounting errors.

"Obviously we'd like to get our hands on the type of information that's publicly available for most publicly traded stocks," said John Owens, an analyst at Morningstar, a stock and mutual-fund research company in Chicago.

Cooper, in a telephone interview, said he understood the frustration, but the company would not release restated results that could have problems.

"I'm sympathetic to it," he said. "It's not as if the company just decided one day to be opaque."

He said that going back several fiscal years and restating results quarter by quarter is a difficult and tedious process that takes a lot of time. Cooper and his colleagues from Kroll Zolfo Cooper LLC, a corporate-turnaround company, have had their work cut out for them since they were hired in January to take over struggling Krispy Kreme after the former chief executive, Scott Livengood, was forced out.

The company would be in default on its lending agreement if it is late in getting the audited financials to its lenders.

But Cooper said that it could work out the situation with the lenders if it is unable to deliver the financials on time.

He declined to discuss details of the company's recent financial performance.

The company said in September that it expects to report a loss for the quarter ended July 31 because of a sharp drop in sales and the expense of dealing with its regulatory and legal problems.

The company's accounting is under investigation by the Securities and Exchange Commission, and federal prosecutors in New York are investigating the possibility of criminal wrongdoing at the company.

Krispy Kreme has said that it is cooperating with government officials investigating the company, which Cooper reiterated this week. It is unclear when the investigations will end.

"Predicting the timetable on these situations is better left to a Ouija board, frankly," he said.

Since Cooper's arrival, the company has cut jobs, obtained a new lending agreement and closed underperforming stores. Cooper said that Krispy Kreme has closed 31 retail stores and wholesale doughnut factories owned by the company and joint ventures in which it has a sizable interest. He said that more closures are probably on the way.

"I would expect there would be some additional paring," he said.

Once a darling of investors, shares of Krispy Kreme have tumbled hard since their peak in August 2003 when they closed at $49.37, adjusted for previous splits. The shares have dropped 55.7 percent this year. They closed 13 cents higher at $5.58 on Wednesday.

Cooper said that the company is working on shifting the business from one that relied and grew on word-of-mouth buzz to one that finds new ways to market its products to keep loyal customers and to introduce its products to new consumers.

"You do want to be able to cast a wider net to attract a greater following," he said.

Krispy Kreme has 5,200 employees, including 364 in Winston-Salem. It had 6,982 employees on Feb. 1, 2004, according to a regulatory filing.

It is unclear when the company will find a new chief executive and when Cooper and his colleagues will leave Krispy Kreme.

"We historically move on when we believe that all of the building blocks and a solid foundation is in place," Cooper said.

He also is the interim chief executive of Enron Corp.

When asked if Krispy Kreme would remain independent, Cooper said that that could be something that the board and the company may have to face down the road.

He said that the company has elements that at some point could be attractive to a buyer.

Brian Louis can be reached at 727-7378 or at blouis@wsjournal.com